UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  Schedule 13G
                               (Amendment No. 1)*

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                        DELPHI INFORMATION SYSTEMS, INC.
                        --------------------------------
                                (Name of Issuer)

                                  Common Stock
                        --------------------------------
                         (Title of Class of Securities)

                                    247171101
                        --------------------------------
                                 (CUSIP Number)

                                December 31, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_|      Rule 13d-1(b)

         |X|      Rule 13d-1(c)

         |_|      Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 5 pages

CUSIP No.  247171101                                           Page 2 of 5 Pages


--------------------------------------------------------------------------------
(1)  Names of  Reporting  Persons.  SS or I.R.S.  Identification  Nos.  of Above
     Persons

         Rennes Fondation
--------------------------------------------------------------------------------
(2)  Check The Appropriate Box If A Member Of A Group          (a) X
                                                               (b)
--------------------------------------------------------------------------------
(3)  SEC Use Only

--------------------------------------------------------------------------------
(4)  Citizenship or Place of Organization

         Principality of Liechtenstein
--------------------------------------------------------------------------------

Number Of Shares                        (5)  Sole Voting Power        1,273,100
Beneficially Owned
By Each Reporting                       (6)  Shared Voting Power      -0-
Person With
                                        (7)  Sole Dispositive Power   1,273,100

                                        (8)  Shared Dispositive Power -0-

(9)  Aggregate Amount Beneficially Owned By Each Reporting Person

         1,273,100
--------------------------------------------------------------------------------
(10) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

--------------------------------------------------------------------------------
(11) Percent Of Class Represented By Amount In Row (11)

         11.21%
--------------------------------------------------------------------------------
(12) Type Of Reporting Person

         OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 2 of 5 pages

Item 1.

(a)      Name of Issuer: Delphi Information Systems, Inc. ("Issuer")

(b)      Address of Issuer's Principal Executive Offices:

              3501 Algonquin Road, Suite 500
              Rolling Meadows, Illinois 00008


Item 2.

(a)      Name of Person Filing:

         Rennes Fondation

(b)      Address of Principal Business Office:

         Aeulestrasse 38
         FL-9490 Vaduz
         Principality of Liechtenstein

(c)      Citizenship/Place of Organization:

         Principality of Liechtenstein

(d)      Title of Class of Securities:       Common Stock

(e)      CUSIP Number: 247171101


Item 3. Not applicable.


Item 4 Ownership.

-------- ---------------------------------- -----------------------------------
(a)      Beneficial Ownership                           1,273,100
-------- ---------------------------------- -----------------------------------
(b)      Percentage of Class                              11.21%
-------- ---------------------------------- -----------------------------------
(c)      Sole Voting Power                              1,273,100
-------- ---------------------------------- -----------------------------------
         Shared Voting Power                               -0-
-------- ---------------------------------- -----------------------------------
         Sole Dispositive Power                         1,273,100
-------- ---------------------------------- -----------------------------------
         Shared Dispositive Power                          -0-
-------- ---------------------------------- -----------------------------------


Item 5. Ownership of Five Percent or Less of a Class

Not Applicable.


Item 6. Ownership of More than Five Percent on Behalf of Another Person

                               Page 3 of 5 pages

Not applicable.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.


Item 8. Identification and Classification of Members of the Group

No   reporting   person  is  a  member  of  a  group  as   defined   in  Section
240.13d-1(b)(1)(ii)(H) of the Act.


Item 9. Notice of Dissolution of Group

Not applicable.


Item 10. Certification

Not applicable.


EXHIBITS

None

                               Page 4 of 5 pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


Date: March 14, 2000

RENNES FONDATION

By: /s/ Rolf Herter
    ----------------------------
    Rolf Herter

Title: Director with sole signatory power
       -----------------------------------


                               Page 5 of 5 pages